Exhibit (i)(i)

July 26, 2007

SunAmerica Income Funds

Harborside Financial Center

3200 Plaza 5

Jersey City, NJ 07311-4992

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to SunAmerica Income Funds, a Massachusetts business trust (the “Trust”), on behalf of its series, SunAmerica Strategic Bond Fund, SunAmerica High Yield Bond Fund, SunAmerica U.S. Government Securities Fund, SunAmerica GNMA Fund and SunAmerica Tax Exempt Insured Fund (each, a “Fund”), in connection with the Trust’s Post-Effective Amendment to its Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission on or about July 26, 2007 (as so amended, the “Registration Statement”), with respect to each Fund’s Class A, Class B and Class C shares of beneficial interest (the “Shares”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a) a certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;

(b) copies, certified as of April 30, 2007 by the Secretary of the Commonwealth of Massachusetts, of the Trust’s Declaration of Trust dated April 24, 1986 and each amendment thereto filed with the Secretary of the Commonwealth (the “Declaration”);

(c) copies of the Trust’s Establishment and Designation of Shares effective as of May 14, 1986, and filed with the Secretary of State of the Commonwealth of Massachusetts on October 22, 1986, the Establishment and Designation of Shares of Beneficial Interest effective September 14, 1987 and filed with the Secretary of State of the Commonwealth of Massachusetts on October 6, 1987, the Establishment and Designation of Shares of Beneficial Interest effective October 1, 1993 and filed with the Secretary of State of the Commonwealth of Massachusetts on October 8, 1993, the Establishment and Designation of Shares of Beneficial Interest effective July 28, 2000 and filed with the Secretary of the Commonwealth of Massachusetts on October 7, 2000, the

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July 26, 2007

Establishment and Designation of Shares of Beneficial Interest effective September 21, 2001 and filed with the Secretary of State of the Commonwealth of Massachusetts on October 9, 2001, the Amended and Restated Establishment and Designation of Shares of Beneficial Interest dated October 15, 2001 and filed with the Secretary of State of the Commonwealth of Massachusetts on October 17, 2001, the Establishment and Designation of Shares of Beneficial Interest effective November 16, 2001 and filed with the Secretary of State of the Commonwealth of Massachusetts on June 6, 2002, the Establishment and Designation of Shares of Beneficial Interest effective September 10, 2002 and filed with the Secretary of State of the Commonwealth of Massachusetts on September 18, 2002, and the Amended Establishment and Designation of Series dated December 30, 2004 and filed with the Secretary of State of the Commonwealth of Massachusetts on January 4, 2005 (collectively, the “Designation”);

(d) a Certificate executed by an appropriate officer of the Trust, certifying as to, and attaching copies of, the Declaration, the Trust’s By-Laws (the “By-Laws”), the Designation, and certain resolutions adopted by the Trustees of the Trust at a meeting held on May 30, 2007 (the “Resolutions”); and

(e) a printer’s proof, received on July 25, 2007 of the Registration Statement.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement as filed with the Securities and Exchange Commission will be in substantially the form of the printer’s proof referred to in paragraph (e) above. We note that the resolutions adopted at the meeting of Trustees of the Trust held on May 30, 2007, as attached to the certificate referenced in paragraph (d) above and reviewed by us in connection with rendering this opinion, are in draft form, and we have assumed for the purposes of this opinion that the Resolutions will be incorporated into minutes of such meeting and will be finalized and approved by the Trust’s Trustees in substantially the form attached to such certificate. We have also assumed for the purposes of this opinion that the Declaration, the Designation, the Resolutions and the By-Laws will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of the Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We

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July 26, 2007

have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

As to any opinion below relating to the due formation or existence of the Trust under the laws of the Commonwealth of Massachusetts, our opinion relies upon and is limited by the certificates of public officials referred to in (a) above.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than Massachusetts securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein. No opinion is given herein as to the choice of law or internal substantive rules of law, which any tribunal may apply to such transaction. In addition, to the extent that the Declaration, the Designation or the By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Trust, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Trust with such Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that:

1. The Trust has been duly formed and is existing under the Declaration and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a “Massachusetts business trust.”

2. The Shares, when issued and sold in accordance with the Declaration, the Designation and the By-Laws and for the consideration described in the Registration Statement, will be validly issued, fully paid and nonassessable, except that, as set forth in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

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July 26, 2007

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ BINGHAM McCUTCHEN LLP